CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the incorporation by reference in this Post-Effective Amendment No. 182 to Registration Statement No. 2-67052 of our reports dated July 26, 2005 relating to the financial statements of Mastrapasqua Growth Fund, Brown Advisory Maryland Bond Fund and Brown Advisory Intermediate Income Fund (each a series of Forum Funds), appearing in the annual reports to shareholders for the year ended May 31, 2005, and to the references to us under the captions "Financial Highlights" in the Prospectuses, and "Independent Registered Public Accounting Firm" and "Financial Statements" in the Statements of Additional Information, both of which are part of such Registration Statement.


/s/ DELOITTE & TOUCHE LLP

Boston, Massachusetts
September 30, 2005